Exhibit 99.1

Veritone, Inc. Announces Proposed Public Offering of Common Stock

COSTA MESA, CA – June 20, 2018 – Veritone, Inc. (Nasdaq: VERI), a leading provider of cloud-based artificial intelligence analytics and cognitive solutions, today announced it has commenced an underwritten public offering of shares of its common stock. Veritone, Inc. also expects to grant the underwriters for the offering a 30-day option to purchase additional shares of its common stock. The offering is subject to market and other conditions and there can be no assurances as to whether or when the offering may be completed, or as to the size or terms of the offering.

JMP Securities LLC and Roth Capital Partners are acting as book-running managers for the offering.

The public offering will be made pursuant to a registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission (SEC) and was declared effective on June 13, 2018. A preliminary prospectus supplement and accompanying base prospectus relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering may be obtained, when available, from JMP Securities LLC, 600 Montgomery Street, Suite 1100, San Francisco, California 94111, Attention: Prospectus Department, by calling +1 (415) 835-8985, or by e-mail at syndicate@jmpsecurities.com, or Roth Capital Partners, Attention: Equity Capital Markets, 888 San Clemente Drive, Newport Beach, California 92660, by telephone at (800) 678-9147 or e-mail at rothecm@roth.com. The final terms of the offering will be disclosed in a final prospectus supplement to be filed with the SEC.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Veritone, Inc.

Veritone, Inc. is a leading artificial intelligence company that has developed the Veritone Platform, which unlocks the power of artificial intelligence-based cognitive computing to transform and analyze unstructured public and private audio and video data for clients in the media and entertainment, politics, legal and compliance and government markets. The open platform integrates an ecosystem of best-of-breed cognitive engines and powerful applications, which are orchestrated together to reveal valuable, multivariate insights from users’ data.

Forward-Looking Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties, including statements regarding the proposed public offering. Various factors may cause differences between Veritone, Inc.’s expectations and actual results, including risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering. More information about potential factors that could affect Veritone, Inc.’s business and financial results is contained in its annual report on Form 10-K, its quarterly reports on Form 10-Q and its other filings with the SEC. Veritone, Inc. does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

For more information about Veritone, Inc., contact:

Company Contact:

Pete Collins, CFO

Veritone, Inc.

(888) 507-1737 x202

pcollins@veritone.com

Investor Relations Contact:

Scott Liolios and Matt Glover

Liolios Group, Inc.

(949) 574-3860

VERI@liolios.com